Exhibit 99.1
Advance Auto Parts Reports Fourth Quarter and Full Year 2022 Results

Fourth Quarter
Net Sales Increased 3.2% to $2.5 Billion; Comparable Store Sales Increased 2.1%
Operating Income Margin Increased 64 Basis Points; Adjusted Operating Income Margin Increased 146 Basis Points

Full Year
Net Sales Increased 1.4% to $11.2 Billion; Comparable Store Sales Increased 0.3%
Operating Income Margin Decreased 122 Basis Points; Adjusted Operating Income Margin Increased 24 Basis Points
Diluted EPS Decreased 13.4%; Adjusted Diluted EPS Increased 8.5%
Returned $934 Million in Cash to Shareholders

RALEIGH, N.C., February 28, 2023 — Advance Auto Parts, Inc. (NYSE: AAP), a leading automotive aftermarket parts provider in North America, that serves both professional installer and do-it-yourself customers, announced its financial results for the fourth quarter and full year ended December 31, 2022.

"In 2022, our team members once again worked to serve our customers with relentless focus and dedication. Despite challenges throughout 2022, we made progress on our strategic initiatives, including the expansion of our footprint, further strengthening of our DieHard® brand and improved customer loyalty,” said Tom Greco, president and chief executive officer. “However, we are not satisfied with our results in 2022 and are taking decisive actions to improve performance in 2023. Importantly, the disciplined inventory and pricing actions we discussed last quarter to adapt to an evolving competitive landscape contributed to stronger results in Q4 and we ended the year with positive momentum.

“We expect to see further improvements in inventory availability throughout 2023, which we view as the single most important driver to accelerate topline growth. After several years of significant investments in complex transformation initiatives and the majority of the integration behind us, we’re now able to focus more time and resources on leveraging our differentiated asset base and improving execution to drive long-term shareholder value.”

Fourth Quarter and Full Year 2022 Results (1, 2)
Fourth quarter 2022 Net sales totaled $2.5 billion, a 3.2% increase compared with the prior year, primarily driven by strategic pricing and new store openings. Comparable store sales for the fourth quarter 2022 increased 2.1%. For full year 2022, Net sales of $11.2 billion increased 1.4% from 2021. Comparable store sales for the full year increased 0.3%.

(1) All comparisons are based on the same time period in the prior year. Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(2) For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein.

The company's GAAP Gross profit increased 1.7% from the fourth quarter of the prior year to $1.1 billion or 44.1% of Net sales compared with 44.7% the prior year quarter. Adjusted gross profit increased 3.4% from the fourth quarter of the prior year to $1.2 billion. Adjusted gross profit margin as 46.9% of Net sales was relatively flat compared with the fourth quarter of the prior year, primarily driven by improvements in strategic pricing, channel mix favorability and owned brand expansion. This was partially offset by product cost inflation. The company's full year GAAP Gross profit was $5.0 billion, or 44.5% of Net sales which decreased 33 basis points compared with the prior year. Adjusted gross profit was $5.3 billion, or 47.3% of Net sales which increased 135 basis points from the prior year.

The company's GAAP SG&A was $958.0 million which was 38.7% of Net sales compared with 40.0% for the prior year quarter. Adjusted SG&A decreased 0.4% from the fourth quarter of the prior year to $942.5 million. As a percentage of Net sales, Adjusted SG&A was 38.1% in the fourth quarter, an improvement of 136 basis points from the fourth quarter of the prior year. This was primarily driven by a year over year decrease in incentive compensation and marketing expenses. These were partially offset by inflation in store labor as well as higher medical costs. The company's full year GAAP SG&A was $4.2 billion, or 38.1% of Net sales compared with 37.2% in the prior year. For full year 2022, Adjusted SG&A was $4.2 billion, or 37.5% of Net sales compared with 36.4% in the prior year.

The company's fourth quarter GAAP Operating income was $132.0 million, an increase of 17.4% compared with the fourth quarter of the prior year and increased 64 basis points to 5.3% of Net sales compared with 4.7% in the prior year. Adjusted operating income was $218.5 million, an increase of 23.6% compared with the fourth quarter of the prior year. Adjusted operating income margin increased to 8.8%, an improvement of 146 basis points compared with the fourth quarter of the prior year. The company's full year GAAP Operating income was $714.2 million, which was 6.4% of Net sales compared with 7.6% in the prior year. Adjusted operating income was $1.1 billion, which was 9.8% of Net sales compared with 9.6% in the prior year.

The company's effective tax rate in the fourth quarter of 2022 was 16.2%. On a GAAP basis, the company's Diluted EPS increased 37.7% to $1.79 compared with $1.30 in the fourth quarter of 2021. The company's Adjusted diluted EPS increased 39.1% to $2.88 compared with $2.07 in the fourth quarter of the prior year. In the fourth quarter, diluted EPS improvement on both a GAAP and adjusted basis was driven by strong operating performance and the adjustment of approximately $0.16 due to a change in the functional currency designation of a foreign subsidiary. The effective tax rate for full year 2022 was 22.6%. On a GAAP basis, the company's 2022 Diluted EPS declined 13.4% to $8.27 compared with $9.55 in the prior year. Adjusted diluted EPS increased 8.5% to $13.04 compared with $12.02 in the prior year.

Net cash provided by operating activities was $0.7 billion for the full year 2022 versus $1.1 billion for the prior year. The decrease was primarily driven by lower Net income and working capital. Free cash flow for the full year 2022 was $298.2 million, compared with $822.6 million for the prior year.

Capital Allocation
During 2022, the company repurchased a total of 3.0 million shares of its common stock for an aggregate amount of $598.2 million, or an average price of $201.88 per share. At the end of the fourth quarter of 2022, the company had $947.3 million remaining under the share repurchase program.

On February 21, 2023, the company declared a regular cash dividend of $1.50 per share to be paid on April 28, 2023 to all common stockholders of record as of April 14, 2023.

Full Year 2023 Guidance
"In 2023 we are shifting to GAAP as our reporting method for annual guidance. As the GPI integration nears completion, we expect transformation costs to be less impactful, which reduces the need for non-GAAP adjustments. In addition, we believe that focusing on GAAP results will improve the understanding and comparability with our closest peers,” said Jeff Shepherd, executive vice president and chief financial officer. “In 2023 we are elevating our performance to improve topline growth and share gains while delivering operating income margin expansion.”

	2023
($ in millions, except per share data)	Low	High
Net sales	$11,400	$11,600
Comparable store sales (1)	1.0%	3.0%
Operating income margin	7.8%	8.2%
Income tax rate	24.0%	25.0%
Diluted EPS	$10.20	$11.20
Capital expenditures	$300	$350
Free cash flow (2)	Minimum $400
New store and branch openings	60	80
(1) Comparable store sales include locations open for 13 complete accounting periods and excludes sales to independently owned Carquest locations.
(2) Free cash flow is a non-GAAP measure. For a better understanding of the company's adjusted results, refer to the reconciliation of non-GAAP adjustments in the accompanying financial tables included herein. Because of the forward-looking nature of the 2023 non-GAAP financial measures, specific quantification of the amounts that would be required to reconcile these non-GAAP financial measures to their most directly comparable GAAP financial measures are not available at this time.

Investor Conference Call
The company will detail its results for the fourth quarter and full year 2022 via a webcast scheduled to begin at 8 a.m. Eastern Time on Tuesday, February 28, 2023. The webcast will be accessible via the Investor Relations page of the company's website (ir.AdvanceAutoParts.com).

To join by phone, please pre-register online for dial-in and passcode information. Upon registering, participants will receive a confirmation with call details and a registrant ID. While registration is open through the live call, the company suggests registering a day in advance or at minimum 10 minutes before the start of the call. A replay of the conference call will be available on the company's Investor Relations website for one year.

About Advance Auto Parts
Advance Auto Parts, Inc. is a leading automotive aftermarket parts provider that serves both professional installer and do-it-yourself customers. As of December 31, 2022, Advance operated 4,770 stores and 316 Worldpac branches primarily within the United States, with additional locations in Canada, Puerto Rico and the U.S. Virgin Islands. The company also served 1,311 independently owned Carquest branded stores across these locations in addition to Mexico and various Caribbean islands. Additional information about Advance, including employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found at www.AdvanceAutoParts.com.

Investor Relations Contact:	Media Contact:
Elisabeth Eisleben	Darryl Carr
T: (919) 227-5466	T: (984) 389-7207
E: invrelations@advanceautoparts.com	E: darryl.carr@advance-auto.com

Forward-Looking Statements
Certain statements herein are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are usually identifiable by words such as "anticipate," "believe," "could," "estimate," "expect," "forecast," "guidance," "intend," "likely," "may," "plan," "position," "possible," "potential," "probable," "project," "should," "strategy," "will," or similar language. All statements other than statements of historical fact are forward-looking statements, including, but not limited to, statements about the company's strategic initiatives, operational plans and objectives, expectations for economic conditions and recovery and future business and financial performance, as well as statements regarding underlying assumptions related thereto. Forward-looking statements reflect the company's views based on historical results, current information and assumptions related to future developments. Except as may be required by law, the company undertakes no obligation to update any forward-looking statements made herein. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements. They include, among others, factors related to the company’s leadership transition, the timing and implementation of strategic initiatives, including with respect to labor shortages or disruptions and the impact on our ability to complete store openings, the highly competitive nature of the company's industry, demand for the company's products and services, complexities in its inventory and supply chain, and challenges with transforming and growing our business. Please refer to "Item 1A. Risk Factors." of the company's most recent Annual Report on Form 10-K, as updated by its Quarterly Report on Form 10-Q and other filings made by the company with the Securities and Exchange Commission, for a description of these and other risks and uncertainties that could cause actual results to differ materially from those projected or implied by the forward-looking statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	December 31, 2022 (1)	January 1, 2022 (2)
Assets

Current assets:
Cash and cash equivalents	$269,282	$601,428
Receivables, net	698,613	782,785
Inventories	4,915,262	4,659,018
Other current assets	163,695	232,245
Total current assets	6,046,852	6,275,476
Property and equipment, net	1,690,139	1,528,311
Operating lease right-of-use assets	2,607,690	2,671,810
Goodwill	990,471	993,744
Other intangible assets, net	620,901	651,217
Other assets	62,429	73,651
Total assets	$12,018,482	$12,194,209
Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable	$4,123,462	$3,922,007
Accrued expenses	634,447	777,051
Current portion of long-term debt	185,000	—
Other current liabilities	427,480	481,249
Total current liabilities	5,370,389	5,180,307
Long-term debt	1,188,283	1,034,320
Non-current operating lease liabilities	2,278,318	2,337,651
Deferred income taxes	415,997	410,606
Other long-term liabilities	87,214	103,034
Total stockholders' equity	2,678,281	3,128,291
Total liabilities and stockholders’ equity	$12,018,482	$12,194,209
(1) This preliminary condensed consolidated balance sheet has been prepared on a basis consistent with the company's previously prepared balance sheets filed with the Securities and Exchange Commission ("SEC"), but does not include the footnotes required by accounting principles generally accepted in the United States of America (“GAAP”).
(2) The balance sheet at January 1, 2022 has been derived from the audited consolidated financial statements at that date, but does not include the footnotes required by GAAP.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
	December 31, 2022 (1)	January 1, 2022 (1)	December 31, 2022 (1)	January 1, 2022 (1)

Net sales	$2,473,745	$2,396,975	$11,154,722	$10,997,989
Cost of sales	1,383,734	1,324,858	6,192,622	6,069,241
Gross profit	1,090,011	1,072,117	4,962,100	4,928,748
Selling, general and administrative expenses	958,009	959,655	4,247,949	4,090,031
Operating income	132,002	112,462	714,151	838,717
Other, net:
Interest expense	(15,946)	(9,705)	(51,060)	(37,791)
Loss on early redemptions of senior unsecured notes	—	—	(7,408)	—
Other income (expense), net (2)	11,320	(2,791)	(6,996)	4,999
Total other, net	(4,626)	(12,496)	(65,464)	(32,792)
Income before provision for income taxes	127,376	99,966	648,687	805,925
Provision for income taxes	20,679	(18,296)	(146,815)	(189,817)
Net income	$106,697	$81,670	$501,872	$616,108

Basic earnings per common share	$1.80	$1.31	$8.32	$9.62
Weighted average common shares outstanding	59,333	62,272	60,351	64,028

Diluted earnings per common share	$1.79	$1.30	$8.27	$9.55
Weighted average common shares outstanding	59,623	62,845	60,717	64,509
(1) These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with the company's previously prepared statements of operations filed with the SEC, but do not include the footnotes required by GAAP.
(2) Other income (expense), net for the fourth quarter of 2022 includes, among other items, a benefit of $13 million related to the functional currency designation of a wholly-owned foreign subsidiary.
.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)
	Year Ended
	December 31, 2022 (1)	January 1, 2022 (1)

Cash flows from operating activities:
Net income	$501,872	$616,108
Depreciation and amortization	283,800	259,933
Share-based compensation	50,978	63,067
Loss on early redemption of senior unsecured notes	7,408	—
Provision for deferred income taxes	6,338	68,202
Other, net	6,168	964
Net change in:
Receivables, net	81,254	(32,652)
Inventories	(272,253)	(120,272)
Accounts payable	212,568	281,064
Accrued expenses	(165,643)	109,983
Other assets and liabilities, net	9,732	(134,135)
Net cash provided by operating activities	722,222	1,112,262
Cash flows from investing activities:
Purchases of property and equipment	(424,061)	(289,639)
Purchase of intangible asset	(1,900)	—
Proceeds from sales of property and equipment	1,513	2,325
Net cash used in investing activities	(424,448)	(287,314)
Cash flows from financing activities:
Payments on senior unsecured notes	(201,081)	—
Borrowings under credit facilities	2,035,000	—
Payments on credit facilities	(1,850,000)	—
Proceeds from issuance of senior unsecured notes, net	348,618	—
Dividends paid	(336,230)	(160,925)
Repurchases of common stock	(618,480)	(906,208)
Other, net	1,469	3,021
Net cash used in financing activities	(620,704)	(1,064,112)
Effect of exchange rate changes on cash	(9,216)	5,600

Net decrease in cash and cash equivalents	(332,146)	(233,564)
Cash and cash equivalents, beginning of period	601,428	834,992
Cash and cash equivalents, end of period	$269,282	$601,428
(1) This preliminary condensed consolidated statement of cash flows has been prepared on a basis consistent with the company's previously prepared statements of operations filed with the SEC, but does not include the footnotes required by GAAP.

Reconciliation of Non-GAAP Financial Measures
The company's financial results include certain financial measures not derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Non-GAAP financial measures should not be used as a substitute for GAAP financial measures, or considered in isolation, for the purpose of analyzing the company's operating performance, financial position or cash flows. The company has presented these non-GAAP financial measures as it believes that the presentation of its financial results that exclude (1) LIFO impacts; (2) transformation expenses under the company's strategic business plan; (3) non-cash amortization related to the acquired General Parts International, Inc. (“GPI”) intangible assets; and (4) other non-recurring adjustments is useful and indicative of the company's base operations because the expenses vary from period to period in terms of size, nature and significance and/or relate to store closure and consolidation activity in excess of historical levels. These measures assist in comparing the company's current operating results with past periods and with the operational performance of other companies in its industry. The disclosure of these measures allows investors to evaluate the company's performance using the same measures management uses in developing internal budgets and forecasts and in evaluating management’s compensation. Included below is a description of the expenses that the company has determined are not normal, recurring cash operating expenses necessary to operate its business and the rationale for why providing these measures is useful to investors as a supplement to the GAAP measures.

LIFO Impacts — Beginning in the first quarter of 2021, to assist in comparing the company's current operating results with the operational performance of other companies in the industry, the impact of LIFO on the company's results of operations is a reconciling item to arrive at non-GAAP financial measures.

Transformation Expenses — Costs incurred in connection with the company's business plan that focuses on specific transformative activities that relate to the integration and streamlining of its operating structure across the enterprise, that the company does not view to be normal cash operating expenses. These expenses include, but are not limited to the following:

•Restructuring costs - Costs primarily relating to the early termination of lease obligations, asset impairment charges, other facility closure costs and team member severance in connection with our voluntary retirement program and continued optimization of our organization.
•Third-party professional services - Costs primarily relating to services rendered by vendors for assisting the company with the development of various information technology and supply chain projects in connection with the company's enterprise integration initiatives.
•Other significant costs - Costs primarily relating to accelerated depreciation of various legacy information technology and supply chain systems in connection with the company's enterprise integration initiatives and temporary off-site workspace for project teams who are primarily working on the development of specific transformative activities that relate to the integration and streamlining of the company's operating structure across the enterprise.

GPI Amortization of Acquired Intangible Assets — As part of the company's acquisition of GPI, the company obtained various intangible assets, including customer relationships, non-compete contracts and favorable lease agreements, which they expect to be subject to amortization through 2025.

Reconciliation of Adjusted Net Income and Adjusted EPS:
	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(in thousands, except per share data)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Net income (GAAP)	$106,697	$81,670	$501,872	$616,108
Cost of sales adjustments:
LIFO impacts	71,008	50,704	311,766	122,303
Transformation expenses:
Other significant costs	—	(3)	2,572	2,608
SG&A adjustments:
GPI amortization of acquired intangible assets	6,342	6,341	27,407	27,587
Transformation expenses:
Restructuring costs	1,387	244	4,657	27,307
Third-party professional services	6,645	5,705	27,074	24,099
Other significant costs	1,120	1,390	5,351	8,796
Other income adjustment (1)	—	—	7,408	—
Provision for income taxes on adjustments (2)	(21,625)	(16,095)	(96,559)	(53,175)
Adjusted net income (Non-GAAP)	$171,574	$129,956	$791,548	$775,633

Diluted earnings per share (GAAP)	$1.79	$1.30	$8.27	$9.55
Adjustments, net of tax	1.09	0.77	4.77	2.47
Adjusted diluted earnings per share (Non-GAAP)	$2.88	$2.07	$13.04	$12.02
(1)During 2022, the company incurred charges relating to a make-whole provision and tender premiums of $7.0 million and debt issuance costs of $0.4 million resulting from the early redemption of the company's 2023 senior unsecured notes.
(2)The income tax impact of non-GAAP adjustments is calculated using the estimated tax rate in effect for the respective non-GAAP adjustments.

Reconciliation of Adjusted Gross Profit:
	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Gross profit (GAAP)	$1,090,011	$1,072,117	$4,962,100	$4,928,748
Gross profit adjustments	71,008	50,701	314,338	124,911
Adjusted gross profit (Non-GAAP)	$1,161,019	$1,122,818	$5,276,438	$5,053,659

Reconciliation of Adjusted Selling, General and Administrative Expenses:
	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
SG&A (GAAP)	$958,009	$959,655	$4,247,949	$4,090,031
SG&A adjustments	(15,494)	(13,680)	(64,489)	(87,789)
Adjusted SG&A (Non-GAAP)	$942,515	$945,975	$4,183,460	$4,002,242

Reconciliation of Adjusted Operating Income:
	Twelve Weeks Ended	Twelve Weeks Ended	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	December 31, 2022	January 1, 2022	December 31, 2022	January 1, 2022
Operating income (GAAP)	$132,002	$112,462	$714,151	$838,717
Cost of sales and SG&A adjustments	86,502	64,381	378,827	212,700
Adjusted operating income (Non-GAAP)	$218,504	$176,843	$1,092,978	$1,051,417
NOTE: Adjusted gross profit, Adjusted gross profit margin (calculated by dividing Adjusted gross profit by Net sales), Adjusted SG&A, Adjusted SG&A as a percentage of Net sales, Adjusted operating income and Adjusted operating income margin (calculated by dividing Adjusted operating income by Net sales) are non-GAAP measures. Management believes these non-GAAP measures are important metrics in assessing the overall performance of the business and utilizes these metrics in its ongoing reporting. On that basis, management believes it is useful to provide these metrics to investors and prospective investors to evaluate the company’s operating performance across periods adjusting for these items (refer to the reconciliations of non-GAAP adjustments above). These non-GAAP measures might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures reported by other companies. Non-GAAP measures should not be used by investors or third parties as the sole basis for formulating investment decisions, as they may exclude a number of important cash and non-cash recurring items.

Reconciliation of Free Cash Flow:
	Fifty-Two Weeks Ended	Fifty-Two Weeks Ended
(in thousands)	December 31, 2022	January 1, 2022
Cash flows from operating activities	$722,222	$1,112,262
Purchases of property and equipment	(424,061)	(289,639)
Free cash flow	$298,161	$822,623
NOTE: Management uses Free cash flow as a measure of its liquidity and believes it is a useful indicator to investors or potential investors of the company's ability to implement growth strategies and service debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in the company's condensed consolidated statement of cash flows as a measure of liquidity.

Adjusted Debt to Adjusted EBITDAR Ratio:
	Four Quarters Ended
(in thousands, except adjusted debt to adjusted EBITDAR ratio)	December 31, 2022	January 1, 2022
Total GAAP debt	$1,373,283	$1,034,320
Add: Operating lease liabilities	2,692,861	2,802,772
Adjusted debt	$4,066,144	$3,837,092

GAAP Net income	$501,872	$616,108
Depreciation and amortization	283,800	259,933
Interest expense	51,060	37,791
Other expense (income), net	6,996	(4,999)
Provision for income taxes	146,815	189,817
Restructuring costs	4,657	27,307
Third-party professional services	27,407	24,099
Other significant costs	7,923	11,404
Transformation expenses	39,987	62,810
Other adjustments (1)	7,408	—
Total net adjustments	536,066	545,352
Adjusted EBITDA	1,037,938	1,161,460
Rent expense	594,838	565,945
Share-based compensation	50,978	63,067
Adjusted EBITDAR	$1,683,754	$1,790,472

Adjusted debt to adjusted EBITDAR ratio	2.4	2.1
(1)The adjustments to the four quarters ended December 31, 2022 represent charges incurred resulting from the early redemption of the company's 2023 senior unsecured notes.

NOTE: Management believes its Adjusted Debt to Adjusted EBITDAR ratio (“leverage ratio”) is a key financial metric for debt securities, as reviewed by rating agencies, and believes its debt levels are best analyzed using this measure. The company’s goal is to maintain an investment grade rating. The company's credit rating directly impacts the interest rates on borrowings under its existing credit facility and could impact the company's ability to obtain additional funding. If the company was unable to maintain its investment grade rating this could negatively impact future performance and limit growth opportunities. Similar measures are utilized in the calculation of the financial covenants and ratios contained in the company's financing arrangements. The leverage ratio calculated by the company is a non-GAAP measure and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. The company adjusts the calculation to remove rent expense and to add back the company’s existing operating lease liabilities related to their right-of-use assets to provide a more meaningful comparison with the company’s peers and to account for differences in debt structures and leasing arrangements. The company’s calculation of its leverage ratio might not be calculated in the same manner as, and thus might not be comparable to, similarly titled measures by other companies.

Store Information:
During the fifty-two weeks ended December 31, 2022, 144 stores and branches were opened and 30 were closed or consolidated, resulting in a total of 5,086 stores and branches as of December 31, 2022, compared with a total of 4,972 stores and branches as of January 1, 2022.

The below table summarizes the changes in the number of company-operated stores and branches during the twelve and fifty-two weeks ended December 31, 2022:

	Twelve Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
October 8, 2022	4,417	—	330	313	5,060
New	25	—	—	4	29
Closed	(2)	—	—	(1)	(3)
Consolidated	—	—	—	—	—
Converted	—	—	—	—	—
Relocated	—	—	—	—	—
December 31, 2022	4,440	—	330	316	5,086

	Fifty-Two Weeks Ended
	AAP	AI	CARQUEST	WORLDPAC (1)	Total
January 1, 2022	4,308	51	347	266	4,972
New	137	—	1	6	144
Closed	(8)	(2)	(15)	(4)	(29)
Consolidated	—	(1)	—	—	(1)
Converted	2	(48)	(2)	48	—
Relocated	1	—	(1)	—	—
December 31, 2022	4,440	—	330	316	5,086
(1) Certain converted Autopart International (AI) locations will remain branded as AI going forward.